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                                                                          10.6.2
                                ADDENDUM TO LEASE

      THIS LEASE ADDENDUM. made this 28 day of August, 1997, by and between ASPEN REALTY & MANAGEMENT CO., a Florida corporation, with offices located at 2295 Corporate Blvd., Suite 134, Boca Raton, FL 33431, as Landlord, [successor in interest to LEE MAX ROTHMAN], and IMX CORPORATION, a Utah Corporation, with offices located at 2295 Corporate Blvd., Suite 131, Boca Raton, FL 33431, as Tenant [successor in interest to the FORSTER COMPANY and SHALOM Y'ALL. INC.]

                                   WITNESSETH:

      WHEREAS, by Lease bearing the date of March 29, 1996, Landlord let to Tenant Approximately 1,380 rentable square feet located on the first floor known as Suites 131-133 of the office building known as Executive Court I located at 2295 Corporate Blvd., Boca Raton, Palm Beach County, Florida, for a term beginning on April 1, 1996 and ending March 31, 2001;

      WHEREAS, by Addendum dated June 29, 1996 to the above-referenced Lease Landlord let to Tenant approximately 780 rentable square feet located on the first floor known as Suite 138 of the office building known as Executive Court I located at 2295 Corporate Blvd., Boca Raton, Palm Beach County, Florida for a term beginning on April 1, 1996 and ending March 31, 2001;

      WHEREAS, by Addendum dated March 11, 1997 to the above-referenced Lease Landlord let to Tenant approximately 675 rentable square feet located on the first floor known as Suite 130 of the office building known as Executive Court I located at 2295 Corporate Blvd., Boca Raton, Palm Beach County, Florida for a term beginning on March 12, 1997 and ending March 31, 200.;

      WHEREAS, in consideration of the mutual benefits to be derived, the parties hereto again desire to modify said Lease, together with the addenda thereto as hereinafter set forth:

      NOW, THEREFORE, it is mutually understood and agree as follows:

1. PREMISES & TERM. Landlord shall let to Tenant additional office space to be known as Suite 137 of the office building known as Executive Court I located at 2295 Corporate Blvd., Boca Raton, Palm Beach County, Florida, containing approximately 650 rental square feet. The lease term shall begin on September 1, 1997 and shall terminate on March 31, 2001, both dates being inclusive. unless terminated sooner as provided under the terms of the lease.

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2. SUITE IMPROVEMENTS. Landlord shall perform the following improvements:

      A.    Cut opening for hallway between Suites 137 and Suite 138.
      B.    Relocate electrical in hallway.
      C.    Repaint Suite 137 (touch up paint for Suite 138 as needed).
      D.    Shampoo carpet in Suite 137.
      E. Remove shelving in Storage Area of Suite 138, patch area and repaint.
      F. H.V.A.C. and electrical system shall be in working order at inception.

3. PREMISES "AS-IS". Other than the aforementioned items listed above in Paragraph 2. Tenant shall take possession of the Demised Premises "as is" in broom clean condition. Tenant acknowledges that he is taking the premises "as is" and accepts the condition of the premises. Tenant agrees to keep and maintain the Premises in good condition, reasonable wear and tear excepted. Tenant is responsible for its own utility and telephone charges, deposits, hook-up fees, if any, and service. Tenant agrees that it will not install any equipment which will exceed or overload the capacity of the current service or present a fire/safety risk. Tenant shall not be entitled to make any alterations or additions to the Demised Premises without the prior written consent of the Landlord and approval of the City of Boca Raton and County of Palm Beach. Florida. All work or renovations shall meet the present standards of the Building, including decorative and cosmetic standards, and Building Codes of the City of Boca Raton and County of Palm Beach, Florida.

4. RENT. Article 4 of the Lease dated March 29, 1996, as amended shall be furthermore amended to add the following rental amounts for Suite 137 to any said amounts already due and owing from Tenant to Landlord for the rental of Suites 130, 131-133 and 138:

A. September 1, 1997 - August 31, 1998: $1,000.00 per month plus Florida sales tax for an annual rental rate of $12.000.00 plus Florida sales tax. Tenant shall be given a one time credit of $1,000.00 for September, 1997.

B. September 1. 1998 - August 31, 1999: $1,050.00 per month plus Florida sales tax for an annual rental rate of $12,600.00 plus Florida sales tax.

C. September 1, 1999 - August 31, 2000: $1,102.50 per month plus Florida sales tax for an annual rental rate of $13,230.00 plus Florida sales tax.


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

D. September 1, 2000 - March 31, 2001: $1,157.63 per month plus Florida sales tax for an annual rental rate of $13,891.56 plus Florida sales tax.

Tenant shall pay to Landlord the above rental amounts which shall be due and owing on the first (1st) day of each month at the address noted above or at such place as Landlord shall designate in writing from time to time. All Rent shall be paid to Landlord without notice, demand, counterclaim, set off, deduction or defense.

It is the purpose and intent of the parties hereto that the rent herein provided shall, except as expressly provided to the contrary herein, be gross to Landlord. Tenant shall not be responsible for such charges as common area maintenance, landlord's insurance or taxes; yet Tenant shall be responsible for its own operating costs such as electricity, light bulbs, telephones, janitorial, licenses of every type, personal property taxes, alarm monitoring, signage in accordance with the condominium standards (and removed at lease termination), the expenses associated with the removal of trash and garbage, and its own costs associated with maintenance, cleaning and operations including costs listed below.

If Tenant shall fail to pay when due any installment of Rent, Tenant shall pay Landlord, on demand, an additional sum of ten per cent (10%) thereafter representing late charges (or, if such rate be illegal, at the maximum rate then permitted by law) of the amount of such delinquent payment that such payment is overdue.

5. NO BROKER. Landlord and Tenant each represent and warrant that there was no broker and/or real estate agent instrumental in consummating this lease. Tenant agrees to hold Landlord harmless against any claims arising out of any conversations Tenant had with any broker concerning the Demised Premises.

6. REPAIRS and maintain said unit during the term of the lease. Tenant acknowledges that he is taking the premises "as is" and accepts the condition of the premises. Tenant agrees to keep and maintain in good condition the Premises. At a minimum Tenant is additionally to provide, maintain and pay for a pest control contract on said premises with regular monthly maintenance and an H.V.A.C. service contract. A copy is to be provided to Landlord.

Landlord shall be required to make any repairs or improvements of any kind upon the Demised Premises for necessary exterior structural repairs not caused by negligence of Tenant, it's employees, guests and/or invitees, all other items are the responsibility of the tenant. Tenant shall maintain a service contract on the H.V.A.C that at a minimum by changes the filters and checking on the Freon on a periodic basis, no less than quarterly. Landlord shall be responsible for repair of said


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

H.V.A.C. unit during the term of the lease provided Tenant maintains sad service contract.

Tenant acknowledges and understands that there is a management company and condominium association for the building common areas. In matters regarding the common areas, building exterior and bathroom maintenance, Tenant shall first contact the management company or building superintendent for assistance. Landlord will assist Tenant in advocating its position as long as such position is not detrimental to the interests of Landlord, the Landlord having sole discretion thereof.

7. UTILITY CHARGES. Tenant is responsible for its own utility charges, deposits, hook-up fees, if any, and service. Tenant agrees that it will not install any equipment which will exceed or overload the capacity of the current service or present a fire/safety risk.

8. SECURITY. [This clause intentionally omitted].

9. INSURANCE. Tenant shall maintain at its own cost and expense (a) COMPREHENSIVE GENERAL LIABILITY INSURANCE covering the Demised Premises on an occurrence basis with minimum limits of liability in an amount equal to One Million ($1,000,000.00) Dollars for bodily injury, personal injury, death and to property. Such policy shall name Landlord and shall provide that the same may not be canceled or terminated without at least thirty (30) days' written notice to Landlord by the insurance company issuing such policy, and that no act or omission to act of the Tenant shall invalidate such insurance as to Landlord;
(b) FIRE INSURANCE in an amount adequate to cover the cost of replacement of all improvements, fixtures and contents in the Demised Premises in the event of fire, perils covered by extended coverage, vandalism, and malicious mischief;
(c) PLATE GLASS INSURANCE must be obtained by Tenant in an amount necessary to cover the demised premises or Tenant may elect to self insure providing it notify Landlord in writing of its intent to do so and promptly make necessary repairs to said plate glass. Tenant's failure to carry the aforesaid insurance coverage, shall be a material breach and a grounds for default.

10. RADON NOTICE. As required by section 404.056 of Florida Statutes the following warning is given: RADON GAS: Radon is a naturally occurring radioactive gas, that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.


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

11. ALL OTHER TERMS AND CONDITIONS OF THE ABOVE REFERENCED LEASE AS AMENDED SHALL REMAIN IN FULL FORCE AND EFFECT.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF. the parties hereto have executed this ADDENDUM TO LEASE the day and year first above written.

Signed, sealed in the                    LANDLORD:
presence of:                             ASPEN REALTY & MANAGEMENT CO,
                                         a Florida corporation


      /s/ Jeanne M. Wilson               By:   /s/ Lee Max Rothman
-----------------------------               ------------------------------------
Name Jeanne M. Wilson                       LEE MAX ROTHMAN, President
    -------------------------

      /s/ (unintelligible)
-----------------------------
Name                                     (CORPORATE SEAL)
    -------------------------

                                         TENANT:
                                         IMX CORPORATION
                                         a Utah corporation


      /s/ Jeanne M. Wilson               By:   /s/ Bill Forster
-----------------------------               ------------------------------------
Name  Jeanne M. Wilson                      BILL FORSTER, President
    -------------------------

      /s/ (unintelligible)
-----------------------------
Name                                     (CORPORATE SEAL)
    -------------------------


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